                                                                   Exhibit 23(b)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Kellstrom Industries, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-20727, No. 333-41159, No. 333-62247 and No. 333-80015) on Form S-8 and in
the registration statements (No. 333-10313, No. 333-44019 and No. 333-52917) on Form S-3 of Kellstrom Industries, Inc. and subsidiaries of our report dated February 13, 2001, relating to the statement of assets, liabilities and owner's deficit of Aviation Sales Distribution Services Business as of November 30, 2000, and the related statements of revenues and expenses and changes in owner's deficit and statement of cash flows for the eleven months ended November 30, 2000, which report appears in this Form 8-K of Kellstrom Industries, Inc. and subsidiaries.

KPMG LLP

Fort Lauderdale, Florida
February 14, 2001